Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 23, 2009, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-150298) and related prospectus supplement to the prospectus dated December 7, 2009 of U.S. Bancorp for the registration of its trust preferred capital securities.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 7, 2009